Exhibit 99.1

GETTY REALTY ANNOUNCES RESULTS FOR THE FIRST QUARTER 2013

– Funds From Operations of $8.5 Million, or $0.25 Per Share –
– Adjusted Funds From Operations of $6.2 Million, or $0.18 Per Share –
– Net Income of $10.4 Million, or $0.31 Per Share –

JERICHO, NY, May 2, 2013 --- Getty Realty Corp. (NYSE-GTY) (“Getty” or the “Company”) announced its preliminary financial results for the quarter ended March 31, 2013.

Financial Results:

Results for the three months ended March 31, 2013 continued to be materially affected by events related to the ongoing repositioning of the remaining portfolio of properties which were previously subject to the Master Lease with Getty Petroleum Marketing Inc. (“Marketing”), resulting in a reduction in the net contribution from this portfolio of properties as compared to the three months ended March 31, 2012.

David B. Driscoll, Getty’s President and CEO commented “This quarter we achieved notable progress down the path to putting the Marketing bankruptcy behind us and resuming Getty’s growth.  Our reported results have begun to stabilize following the tumultuous events of the past few years. The results of this quarter reflect a ‘run rate’ that is more reflective of the ‘new’ Getty. As we consummate acquisition opportunities and continue rationalizing our portfolio, we believe that in 2013 Getty will fortify its ability to generate cash flow for shareholders in the coming years.”

The Company’s quarterly results for 2013 and 2012 include significant adjustments and costs related to Marketing such as impairment charges and provisions for bad debts. The Company anticipates some of these costs and provisions including legal and other professional fees and property operating expenses will diminish as the ongoing repositioning of the Marketing portfolio begins to draw to a close. This reduction will be offset by other costs, particularly environmental remediation costs, which will remain elevated as compared to prior periods for the foreseeable future. Nevertheless, the magnitude of the repositioning and the impact of these adjustments and expenditures make comparisons of performance for 2013 and 2012 less meaningful.

Net Earnings:

The Company reported net earnings for the three months ended March 31, 2013 of $10.4 million, or $0.31 per share, which increased by $3.9 million as compared to net earnings of $6.5 million, or $0.19 per share, for the three months ended March 31, 2012.

Adjusted Funds From Operations and Funds From Operations:

Adjusted Funds From Operations (AFFO) were $6.2 million, or $0.18 per share, for the three months ended March 31, 2013, as compared to $9.7 million, or $0.29 per share, for the three months ended March 31, 2012.

Funds From Operations (FFO) were $8.5 million, or $0.25 per share, for the three months ended March 31, 2013, as compared to $10.3 million, or $0.31 per share, for the three months ended March 31, 2012.

All per share amounts in this press release are presented on a fully diluted per common share basis, unless stated otherwise.

AFFO and FFO are supplemental non-GAAP measures of the performance of real estate investment trusts. The Company pays particular attention to AFFO, a supplemental non-GAAP measure helpful to investors in measuring the Company’s fundamental operating performance. In accordance with the National Association of Real Estate Investment Trusts’ modified guidance for reporting FFO, Getty has restated reporting of FFO for all periods presented to exclude non-cash impairment charges.  Details about this change, related definitions and reconciliations to net earnings can be found in the financial tables at the end of this release.

Operating Income:

Total revenues included in continuing operations were $23.8 million for the three months ended March 31, 2013, as compared to $27.6 million for three months ended March 31, 2012. The reduction in revenue was related to lower revenue realized from the properties previously subject to the Master Lease and a decrease in tenant reimbursements for real estate taxes the Company paid for its tenants pursuant to their triple-net lease agreements.

Rental property expenses included in continuing operations were $8.0 million for the three months ended March 31, 2013 as compared to $6.2 million for the three months ended March 31, 2012. The increases in rental property expenses were primarily related to increased maintenance expenses paid by the Company related to properties which are not leased on a triple-net basis.

Environmental expenses included in continuing operations for the three months ended March 31, 2013 were $1.1 million as compared to $0.6 million for the three months ended March 31, 2012. The increases in net environmental expenses were principally due to a higher provision for litigation loss reserves and legal fees.

General and administrative expenses included in continuing operations were $3.5 million for the three months ended March 31, 2013 as compared to $10.8 million recorded for the three months ended March 31, 2012. The $7.3 million improvement in general and administrative expenses was principally due to a $9.2 million reduction in the provision for bad debts. The Company recorded $7.9 million of bad debt expense for the three months ended March 31, 2012 and credits for the three months ended March 31, 2013 due to receiving funds from a partial liquidation of the Marketing Estate.  The reduction in bad debts was partially offset by higher employee related expenses and professional fees.

Non-cash impairment charges of $0.5 million were included in continuing operations for the three months ended March 31, 2013, as compared to $0.3 million recorded for the three months ended March 31, 2012. The non-cash impairment charges recorded in continuing operations during the three months ended March 31, 2013 and 2012 were attributable to reductions in estimated undiscounted cash flows expected to be received during the assumed holding period and the accumulation of asset retirement costs as a result of an increase in estimated environmental liabilities which increased the carrying value of certain properties above their fair value. Impairment charges vary from period to period and accordingly, undue reliance should not be placed on the magnitude or the directions of change in impairment charges for one period as compared to prior periods.

Earnings from discontinued operations increased by $3.8 million to $4.7 million for the three months ended March 31, 2013, as compared to $0.9 million for the three months ended March 31, 2012. The increase in earnings from discontinued operations was primarily due to higher gains on dispositions of real estate partially offset by higher impairment charges, higher operating costs and lower rental revenue. The non-cash impairment charges recorded in discontinued operations during the three months ended March 31, 2013 and 2012 were attributable to reductions in the assumed holding period used to test for impairment, reductions in the Company’s estimates of value for properties held for sale and the accumulation of asset retirement costs as a result of an increase in estimated environmental liabilities which increased the carrying value of certain properties above their fair value.  Gains on disposition of real estate and impairment charges vary from period to period and accordingly, undue reliance should not be placed on the magnitude or the directions of change in reported gains and impairment charges for one period as compared to prior periods.

Marketing Portfolio Update:

The Company continues to reposition the remaining properties previously leased to Marketing under the Master Lease which are not currently subject to triple-net leases. As a continuation of the Company’s dispositions program, as of the date of this report, in 2013, the Company has sold 68 properties, including one terminal, for $21.8 million in the aggregate.  As part of the Company’s strategy to sell or lease the remaining properties which are not subject to triple-net leases, in April 2013, the Company listed an additional 110 properties for sale.

The Company, or its tenants, commenced eviction proceedings in 2012 involving approximately 40 of its properties in various jurisdictions against Marketing’s former subtenants who have not vacated its properties and therefore occupy the Company’s properties without right. The Company is incurring significant costs, primarily legal expenses, in connection with such proceedings.

Conference Call Information:

Getty Realty Corp.’s First Quarter Earnings Conference Call is scheduled for tomorrow, Friday, May 3, 2013 at 9:00 a.m. Eastern Time. To participate in the call, please dial (800) 750-4984 five to ten minutes before the scheduled start time and reference pass code 9599039.

A replay will be available on May 3, 2013 beginning at 12:00 Noon Eastern Time through 12:00 Midnight Eastern Time, May 10, 2013. To access the replay, please dial (877) 870-5176, or (858) 384-5517 for international participants and reference pass code 9599039.

About Getty:

Getty Realty Corp. is the leading publicly-traded real estate investment trust in the United States specializing in ownership, leasing and financing of convenience store/gas station properties. The Company currently owns and leases approximately 1,025 properties nationwide.

Forward Looking Statements:

CERTAIN STATEMENTS CONTAINED HEREIN MAY CONSTITUTE “FORWARD-LOOKING STATEMENTS” WITHIN THE MEANING OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. WHEN THE WORDS “BELIEVES,” “EXPECTS,” “PLANS,” “PROJECTS,” “ESTIMATES”, “ANTICIPATES” AND SIMILAR EXPRESSIONS ARE USED, THEY IDENTIFY FORWARD-LOOKING STATEMENTS. THESE FORWARD-LOOKING STATEMENTS ARE BASED ON MANAGEMENT’S CURRENT BELIEFS AND ASSUMPTIONS AND INFORMATION CURRENTLY AVAILABLE TO MANAGEMENT AND INVOLVE KNOWN AND UNKNOWN RISKS, UNCERTAINTIES AND OTHER FACTORS WHICH MAY CAUSE THE ACTUAL RESULTS, PERFORMANCE OR ACHIEVEMENTS OF THE COMPANY TO BE MATERIALLY DIFFERENT FROM ANY FUTURE RESULTS, PERFORMANCE OR ACHIEVEMENTS EXPRESSED OR IMPLIED BY THESE FORWARD-LOOKING STATEMENTS. EXAMPLES OF FORWARD LOOKING STATEMENTS INCLUDE THOSE MADE BY MR. DRISCOLL RELATED TO THE STABILIZATION OF THE COMPANY’S OPERATIONS AND RUN RATE AND EXPECTATIONS ABOUT ITS ACQUISITION PROSPECTS.

INFORMATION CONCERNING FACTORS THAT COULD CAUSE THE COMPANY’S ACTUAL RESULTS TO DIFFER MATERIALLY FROM THESE FORWARD-LOOKING STATEMENTS CAN BE FOUND IN THE COMPANY’S PERIODIC REPORTS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THE COMPANY UNDERTAKES NO OBLIGATION TO PUBLICLY RELEASE REVISIONS TO THESE FORWARD-LOOKING STATEMENTS TO REFLECT FUTURE EVENTS OR CIRCUMSTANCES OR REFLECT THE OCCURRENCE OF UNANTICIPATED EVENTS.

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GETTY REALTY CORP. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(in thousands, except share data)
(unaudited)

	March 31,	December 31,
	2013	2012
Assets:

Real Estate:
Land	$328,580	$336,223
Buildings and improvements	215,636	226,093
	544,216	562,316
Less – accumulated depreciation and amortization	(111,709)	(116,768)
Real estate, net	432,507	445,548

Net investment in direct financing leases	91,685	91,904
Deferred rent receivable	15,028	12,448
Cash and cash equivalents	18,726	16,876
Notes, mortgages and accounts receivable (net of allowance of $23,471 at March 31, 2013 and $25,371 at December 31, 2012)	44,173	41,865
Prepaid expenses and other assets	48,836	31,940
Total assets	$650,955	$640,581

Liabilities and Shareholders' Equity:

Borrowings under credit line	$71,900	$150,290
Term loan	100,000	22,030
Environmental remediation costs	45,728	46,150
Dividends payable	6,738	4,202
Accounts payable and accrued expenses	49,928	45,160
Total liabilities	274,294	267,832
Commitments and contingencies	—	—
Shareholders' equity:
Common stock, par value $.01 per share; authorized
50,000,000 shares; issued 33,396,790 at March 31, 2013 and 33,396,720 at December 31, 2012	334	334
Paid-in capital	461,726	461,426
Dividends paid in excess of earnings	(85,399)	(89,011)
Total shareholders' equity	376,661	372,749
Total liabilities and shareholders' equity	$650,955	$640,581

GETTY REALTY CORP. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share amounts)
(unaudited)

	Three months ended March 31,
	2013	2012

Revenues from rental properties	$23,009	$26,908
Interest on notes and mortgages receivable	798	681
Total revenues	23,807	27,589

Operating expenses:
Rental property expenses	7,959	6,195
Impairment charges	472	274
Environmental expenses, net	1,115	615
General and administrative expenses	3,467	10,766
Depreciation and amortization expense	2,293	2,991
Total operating expenses	15,306	20,841
Operating income	8,501	6,748

Other income , net	35	295
Interest expense	(2,894)	(1,483)
Earnings from continuing operations	5,642	5,560

Discontinued operations:
Earnings (loss) from operating activities	(3,724)	392
Gains from dispositions of real estate	8,432	533
Earnings from discontinued operations	4,708	925
Net earnings	$10,350	$6,485

Basic and diluted earnings per common share:
Earnings from continuing operations	$.17	$.17
Earnings from discontinued operations	$.14	$.03
Net earnings	$.31	$.19

Weighted-average shares outstanding:
Basic	33,397	33,394
Stock options and restricted stock units	—	—
Diluted	33,397	33,394

GETTY REALTY CORP. AND SUBSIDIARIES
RECONCILIATION OF NET EARNINGS TO
FUNDS FROM OPERATIONS AND
ADJUSTED FUNDS FROM OPERATIONS
(in thousands, except per share amounts)
(unaudited)

	Three months ended March 31,
	2013	2012
Net earnings	$10,350	$6,485

Depreciation and amortization of real estate assets	2,643	3,987
Gains from dispositions of real estate	(8,432)	(533)
Impairment charges	3,984	363
Funds from operations	8,545	10,302

Revenue recognition adjustments	(2,383)	(634)
Adjusted funds from operations	$6,162	$9,668

Diluted per share amounts:
Earnings per share	$0.31	$0.19
Funds from operations per share	$0.25	$0.31
Adjusted funds from operations per share	$0.18	$0.29

Diluted weighted average shares outstanding	33,397	33,394

In addition to measurements defined by accounting principles generally accepted in the United States of America (“GAAP”), Getty also focuses on funds from operations (“FFO”) and adjusted funds from operations (“AFFO”) to measure its performance. FFO is generally considered to be an appropriate supplemental non-GAAP measure of the performance of REITs. In accordance with the National Association of Real Estate Investment Trusts’ modified guidance for reporting FFO, Getty has restated reporting of FFO for all periods presented to exclude non-cash impairment charges. FFO is defined by the National Association of Real Estate Investment Trusts as net earnings before depreciation and amortization of real estate assets, gains or losses on dispositions of real estate (including such non-FFO items reported in discontinued operations), non-cash impairment charges, extraordinary items and cumulative effect of accounting change. Other REITs may use definitions of FFO and/or AFFO that are different than Getty’s and; accordingly, may not be comparable.

FFO excludes various items such as gains or losses from property dispositions and depreciation and amortization of real estate assets and non-cash impairment charges. In Getty’s case, however, GAAP net earnings and FFO typically include the impact of the “Revenue Recognition Adjustments” comprised of deferred rental revenue (straight-line rental revenue), the net amortization of above-market and below-market leases and income recognized from direct financing leases on Getty’s recognition of revenues from rental properties, as offset by the impact of related collection reserves. GAAP net earnings and FFO from time to time may also include property acquisition costs or other unusual or infrequently recurring items. Deferred rental revenue results primarily from fixed rental increases scheduled under certain leases with Getty’s tenants. In accordance with GAAP, the aggregate minimum rent due over the current term of these leases are recognized on a straight-line (or average) basis rather than when payment is contractually due. The present value of the difference between the fair market rent and the contractual rent for in-place leases at the time properties are acquired is amortized into revenue from rental properties over the remaining lives of the in-place leases. Income from direct financing leases is recognized over the lease terms using the effective interest method which produces a constant periodic rate of return on the net investments in the leased properties. Property acquisition costs are expensed, generally in the period when properties are acquired, and are not reflective of normal operations. Other unusual or infrequently occurring items are not reflective of normal operations.

Getty pays particular attention to AFFO, a supplemental non-GAAP performance measure that Getty defines as FFO less Revenue Recognition Adjustments, property acquisition costs and other unusual or infrequently occurring items. In Getty’s view, AFFO provides a more accurate depiction than FFO of Getty’s fundamental operating performance related to: (i) the impact of scheduled rent increases from operating leases, net of related collection reserves; (ii) the rental revenue earned from acquired in-place leases; (iii) the impact of rent due from direct financing leases; (iv) Getty’s operating expenses (exclusive of direct expensed operating property acquisition costs); and (v) other unusual or infrequently occurring items. Neither FFO nor AFFO represent cash generated from operating activities calculated in accordance with GAAP and therefore these measures should not be considered an alternative for GAAP net earnings or as a measure of liquidity.

Contact	Thomas J. Stirnweis
(516) 478-5403